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                                                                   EXHIBIT 10.2


                           JERRY'S FAMOUS DELI, INC.
                       12711 Ventura Boulevard, Suite 400
                         Studio City, California  91604

                                November 4, 1996


Mr. Kenneth J. Abdalla
Waterton Management, L.L.C.
10000 Santa Monica Boulevard, 5th Floor
Los Angeles, California  90067


Dear Ken:

         This letter will confirm our understanding with respect to the purchase by Waterton Management, L.L.C., or any of its designees ("Waterton"), of Series A Preferred Shares convertible into shares of Common Stock of Jerry's Famous Deli, Inc. (the "Company"). The Company has previously agreed with Waterton that, upon the completion of the Nasdaq waiver and Hart-Scott-Rodino process the Company will issue a new class of Series B Preferred Shares with the same terms as the Series A except that the Series B will have voting rights equal to 109 shares of Common Stock for each preferred share. Waterton will have the right to convert all Series A Preferred Shares into Series B Preferred Shares. Waterton has purchased $6,000,000 of Preferred Shares and has options ("Options") to purchase an additional $6,000,000 and $7,000,000 of Preferred Shares in two tranches pursuant to agreements and side letters, including and through the side letter dated October 31, 1996 delivered to you on November 4, 1996, previously executed by the Company and the Starkman Family Trust ("Option Documentation").

         The Company and the Starkman Family Trust have agreed, in consideration of Waterton exercising on the next tranche of $6,000,000 by November 7, 1996, to grant Waterton an option to purchase an additional $6,000,000 of Series A Preferred Shares ("Additional Option") upon the same terms and conditions with the same conversion rights (including the right to convert Series A Preferred Shares into Series B Shares) and pro-rata amount of warrants as issued with the prior tranche of Preferred Stock and to be issued upon exercise of the Options, all with the same registration rights, and intends to document the Additional Option with mutually satisfactory documentation substantially the same as the Option Documentation. The Additional Option shall be exercisable up and until thirty (30) days after the exercise period of the last of the Options. Each of the Company and the Starkman Family Trust agrees to use its best efforts to expand the waiver previously received from Nasdaq with respect to the shares issuable pursuant to the Additional Option, to the same extent as agreed by each of them in the letter to you dated August 26, 1996.





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         Please confirm your understanding of and agreement to the above terms by signing below and returning a signed copy of this letter to me.





                                  Sincerely yours,


                                  /s/ Isaac Starkman

                                  Isaac Starkman
                                  President
                                  Jerry's Famous Deli, Inc.
                                  and Trustee, The Starkman Family Trust

Agreed and Accepted:

Waterton Management, L.L.C.


By: /s/ Kenneth J. Abdalla
    Kenneth J. Abdalla
    Managing Member
Date: 11/7/96